Exhibit 10.1

RESTRICTED STOCK AGREEMENT

                This Restricted Stock Agreement (this “Agreement”) is made and entered into as of the        day of                     ,                by and between LKQ Corporation, a Delaware corporation (the “Company”), and                                (the “Key Person”).

Recitals

                The Board of Directors of the Company is of the opinion that the interests of the Company will be advanced by encouraging certain persons affiliated with the Company, upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of the Company’s business, to acquire or increase their proprietary interest in the Company, thus providing them with a more direct stake in its welfare and assuring a closer identification of their interests with those of the Company.

                The Board of Directors of the Company is of the opinion that the Key Person is such a person.

                The Company desires to grant shares of restricted stock to the Key Person, and the Key Person desires to accept such grant, all on the terms and subject to the conditions set forth in this Agreement and set forth in the Company’s 1998 Equity Incentive Plan, a copy of which is attached hereto as Exhibit A (the “Plan”).

Covenants

                NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Grant of Restricted Stock.  The Company hereby grants to the Key Person and the Key Person hereby accepts from the Company              shares of common stock of the Company, on the terms and subject to the conditions set forth herein and in the Plan (the “Restricted Shares”).

2.             Representation of the Key Person.  The Key Person hereby represents and warrants that the Key Person has been provided a copy of the Plan and is accepting the Restricted Shares with full knowledge of and subject to the restrictions contained in this Agreement and the Plan.

3.             Restricted Period.  Each of the Restricted Shares shall be subject to the restrictions on transfer set forth in Section 4 below and shall be subject to forfeiture pursuant to Section 5 below during the period that such Restricted Share is not vested (the “Restricted Period”).  The Restricted Shares shall vest in the following amounts and on the following dates:                                                                                                         .

4.             Non-Transferability of Restricted Shares. Except as expressly provided in the Plan or this Agreement, prior to the expiration of the Restricted Period described in Section 3 with respect to a Restricted Share, such Restricted Share may not be sold, assigned, transferred, pledged or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process, except by will or the laws of descent and distribution.  Any attempted sale, assignment, transfer, pledge or other disposition of any Restricted Share subject to any applicable portion of the Restricted Period shall be null and void and without effect.  Notwithstanding the expiration of the applicable portion of the Restricted Period, the vested portion of the Restricted Shares shall be transferred only pursuant to an effective registration statement under applicable federal and state securities laws or an applicable exemption from registration under such laws.

5.             Forfeiture.  Upon the Key Person’s voluntary termination of employment with the Company or any of its affiliates, or upon the termination of the Key Person’s employment with the Company or any of its affiliates for “Cause” (as defined in the Plan), which event occurs, in either case, on a date prior to the expiration of any applicable portion of the Restricted Period described in Section 3, any non-vested Restricted Shares (determined in accordance with Section 3) shall be forfeited by the Key Person to the Company without any consideration therefor.  The Key Person’s employment shall not be considered terminated in the event the Key Person is transferred to, and becomes an employee of, a subsidiary of the Company.

6.             Taxes.  The Key Person is responsible for taxes due upon the expiration of any portion of the Restricted Period and on any gain upon transfer of the Restricted Shares.  The Key Person acknowledges receipt of a section 83(b) election form and will consult with the Company regarding the information to be provided on such form if the Key Person elects to file such form.  The Key Person acknowledges that the Section 83(b) election form must be filed with the Internal Revenue Service within 30 days of the date hereof.

7.             Rights as a Stockholder.  The Company will retain the certificate or certificates representing the Restricted Shares in the Company’s possession until such time as all restrictions applicable to such Restricted Shares have lapsed.  The Company shall hold in escrow all dividends, if any, that are paid with respect to the Restricted Shares until all restrictions on such shares have lapsed.  The Key Person shall have the right to vote the Restricted Shares during the Restricted Period.

8.             Notices.  Any notices required or permitted hereunder shall be deemed given only when delivered personally or when deposited in the United States Post Office as certified mail, postage prepaid, addressed, as appropriate, if to the Key Person, at the address set forth below or such other address as the Key Person may designate in writing to the Company, and, if to the Company, at 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602, Attention: General Counsel, or such other address as the Company may designate in writing to the Key Person.

9.             Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.           Amendment or Termination.  This Agreement may not be amended or terminated unless such amendment or termination is in writing and duly executed by each of the parties hereto.

11.           Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Key Person and the Key Person’s executors, administrators, personal representatives and heirs.  In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

12.           Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, discussions and understandings relating to such subject matter.

13.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to principles and provisions thereof relating to conflict or choice of laws.

14.           Incorporation of Terms of Plan.  The terms of the Plan are incorporated herein by reference and the Key Person’s rights hereunder are subject to such terms to the extent they are inconsistent with or in addition to the terms set forth herein, and the Key Person hereby agrees to comply with all requirements of the Plan.

15.           Legend.  The Company’s Secretary shall, or shall instruct the Company’s transfer agent to, provide stop transfer instructions in the Company’s stock records to prevent any transfer of the Restricted Shares for any purpose until the stock is vested.  Any certificate representing the Restricted Shares shall, until all restrictions lapse and new certificates are issued, bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES.  PRIOR TO VESTING, THE SECURITIES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES.  A COPY OF THE ABOVE- REFERENCED AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY, 120 NORTH LASALLE STREET, SUITE 3300, CHICAGO, ILLINOIS 60602.

16.           Non-Competition and Confidentiality.  (a) Notwithstanding any provision to the contrary set forth elsewhere herein, the Restricted Shares or any gain realized by the Key Person upon the sale of the Restricted Shares shall be forfeited by the Key Person to the Company without any consideration therefor, if the Key Person is not in compliance, at any time during the period commencing on the date of this Agreement and ending one year after the date that all of the Restricted Shares have become vested, with all applicable provisions of the Plan and with the following conditions:

                                                                (i)            the Key Person shall not directly or indirectly (1) be employed by, engage or have any interest in any business which is or becomes competitive with the Company or is or becomes otherwise prejudicial to or in conflict with the interests of the Company or its subsidiaries, (2) induce any customer of the Company or its subsidiaries to patronize such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with the Company or its subsidiaries, or (3) solicit for employment any person employed by the Company or its subsidiaries; provided, however, that this restriction shall not prevent the Key Person from acquiring and holding up to two percent of the outstanding shares of capital stock of any corporation which is or becomes competitive with the Company or is or becomes otherwise prejudicial to or in conflict with the interests of the Company if such shares are available to the general public on a national securities exchange or in the over-the-counter market; and

                                                                (ii)           the Key Person shall not use or disclose, except for the sole benefit of or with the written consent of the Company, any confidential information relating to the business, processes or products of the Company.

                (b)           The Company shall notify in writing the Key Person of any violation by the Key Person of this Section 16.  The forfeiture shall be effective as of the date of the occurrence of any of the activities set forth in (a) above.  If the Restricted Shares have been sold, the Key Person shall promptly pay to the Company the amount of any gain realized upon the sale of the Restricted Shares.  The Key Person hereby consents to a deduction from any amounts owed by the Company to the Key Person from time to time

(including amounts owed as wages or other compensation, fringe benefits or vacation pay) to the extent of the amounts owed by the Key Person to the Company under this Section 16.  Whether or not the Company elects to make any set-off in whole or in part, the Key Person agrees to timely pay any amounts due under this Section 16.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LKQ CORPORATION	KEY PERSON

By:	By:
Name:	Name:
Title:	Address: